Exhibit 10.8
TRANSFER AGENT SERVICES AGREEMENT
This Transfer Agent Services Agreement (this “Agreement”) dated August 5, 2024, is between New Mountain Private Credit Fund (the “BDC”), a Maryland statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.
Background
The BDC, a non-traded business development company, desires that Ultimus perform certain transfer agent services. New Mountain Finance Advisers BDC, L.L.C., is the Investment Adviser and Administrator of the BDC (the “Adviser”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.
Terms and Conditions
1.Retention of Ultimus
The BDC retains Ultimus to act as the service provider for the services set forth in the Transfer Agent Services Addendum (collectively, the “Services”), which are incorporated by reference into this Agreement.
2.Allocation of Charges and Expenses
2.1.Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.
2.2.The BDC acknowledges and agrees that, except as provided in Section 2.1, Ultimus shall not be responsible to pay any expenses of the Adviser or the BDC, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and redeeming shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of officers who are not affiliated persons of Ultimus; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of the Adviser to the BDC.
3.Compensation
3.1.The BDC shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the Transfer Agent Services Fee Letter attached to the Transfer Agent Services Addendum (the “Fee Letter”), which may be amended from time to time by mutual consent of the parties thereto. The Fee Letter is incorporated by reference into this Agreement.

3.2.If this Agreement becomes effective subsequent to the first day of a month, or is terminated prior to the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. The BDC shall promptly pay Ultimus’ compensation for the preceding month.
3.3.In the event that any regulator or self-regulatory authority applicable to the BDC adopts regulations and requirements relating to the Services under this Agreement which would result in any material increases in costs to provide the Services by Ultimus, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.
3.4.In the event that any fees are disputed, the BDC shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the BDC documentation validates that the disputed charges.
4.Reimbursement of Expenses
In addition to paying Ultimus the fees described in the Fee Letter, the BDC agrees to reimburse Ultimus for its actual reimbursable expenses in providing services hereunder, if applicable, including, without limitation, the following:
4.1.Subject to prior written confirmation of an officer of the BDC, reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the BDC’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;
4.2.All freight and other delivery charges incurred by Ultimus in delivering materials requested by the BDC’s investors;
4.3.The cost of storing physical records and materials as legally required;
4.4.Subject to prior written confirmation of an officer of the BDC, all fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the BDC; and
4.5.Any expenses Ultimus shall incur at the direction of an officer of the BDC thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the BDC for certain purposes;
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

5.Maintenance of Books and Records; Record Retention
5.1.Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations.
5.2.Ownership of Records
A.Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the BDC.
B.Ultimus agrees to provide the Client Records to the BDC, at the expense of the BDC, upon request, and to make such books and records available for inspection by the BDC, or its regulators at reasonable times.
C.Ultimus agrees to furnish to the BDC, at the expense of the BDC, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly return or destroy, upon the written request of the BDC, the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the BDC with copies as soon as reasonably practical after the termination.
5.3.Ultimus agrees to keep confidential all Client Records, except when required to divulge such information by applicable rules, regulations or court processes.
5.4.If Ultimus is requested or required to divulge such information by such applicable rules, regulations or court processes, Ultimus shall, unless prohibited by law, promptly notify the BDC of such request(s) so that the BDC may seek, at the expense of the BDC, an appropriate protective order.
6.Subcontracting
Ultimus may, at its sole expense, subcontract with any entity or person for the provision of the Services in accordance with the terms of this Agreement; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, for all acts of a subcontractor. Ultimus shall obtain the prior consent of the Trust before engaging any subcontractor that will provide more than a limited amount of the Services to be provided by Ultimus. To the extent that any unaffiliated subcontractor engaged by Ultimus to provide services under this Agreement has access to, or receives from or on behalf of Client any Client Records, Ultimus shall enter into a written agreement with such subcontractor, which agreement shall provide for the
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

maintenance of the confidentiality of the Client Records which are substantially compliant with, and at least as protective as, the terms set forth in this Agreement.
7.Effective Date
7.1.This Agreement shall become effective as of the date first above written with respect to the BDC in existence on such date (or, if the BDC is not in existence on that date, on the date the BDC commences operation) (the “Agreement Effective Date”). For avoidance of doubt, with the exception of the implementation fee described in the Transfer Agent Services Fee Letter, the Trust will not incur any expenses until the Trust breaks escrow and accepts investors which is expected to occur on or around January 2, 2025.
7.2.The Transfer Agent Services Addendum (the “Addendum”) shall become effective as of the date first written in the Addendum with respect to the BDC in existence on such date (or, if the BDC is not in existence on that date, on the date the BDC commences operation).
8.Term
8.1.Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”). The Trust can terminate the agreement after two (2) years from the initial term with 120-day notice for good cause (defined below).
8.2.Renewal Terms. Subject to Section 8.3.C., immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).
8.3.Termination. A party may terminate this Agreement under the following circumstances.
A.Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:
(1)a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within thirty (30) days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;
(2)the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides thirty (30) days’ prior written notice
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;
(3)a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;
(4)the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;
(5)The Terminating Party has reason to believe that it is reasonably likely to suffer reputational harm if this Agreement is allowed to continue.
B.Out-of-Scope Termination. If the BDC’s investment strategy, structure, holdings, or other aspects of the BDC’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, Ultimus may terminate this Agreement upon not less than 90 days’ prior written notice.
C.End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then-current Renewal Term.
D.Early Termination. Any termination by the BDC other than termination under Section 8.3.A-C is deemed an “Early Termination.” If the BDC provides a notice of early termination, the BDC is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.
E.Final Payment. Any undisputed, unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within thirty (30) calendar days of the termination date provided in the notice of termination.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

8.4.No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.
9.Standard of Care; Limits of Liability; Indemnification
9.1.Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith and with reasonable care in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.
9.2.Limits of Liability
A.Ultimus shall not be liable for any Losses (as defined below) arising from the following:
(1)performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the BDC (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the BDC for certain purposes);
(2)operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;
(3)any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third- parties;
(4)any error, action or omission by the BDC or other past or current service provider; and
(5)any failure to properly register the BDC’s shares in accordance with the Securities Act or any state blue sky laws.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

B.Ultimus may apply to the BDC at any time for instructions and may consult with counsel for the BDC and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.
C.A copy of the BDC’s certificate of formation is on file with the Secretary of State (or equivalent authority) of the state in which the BDC is organized, and notice is hereby given that is the BDC’s organizational documents are executed on behalf of the BDC and not the shareholders individually and that the obligations of this instrument are not binding upon any of the officers or shareholders individually but are binding only upon the assets and property of the BDC, and Ultimus shall look only to the assets of the BDC for the satisfaction of such obligations.
D.Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the BDC, the BDC’s investment adviser or any of the BDC’s other service providers until receipt of written notice thereof from the BDC (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.
E.The BDC has and retains primary responsibility for oversight of all compliance matters relating to the BDC, including, but not limited to, compliance with all applicable laws and regulations and the policies and limitations of the BDC relating to the portfolio investments as set forth in the offering and subscription documents. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.
F.To the maximum extent permitted by law, the BDC agrees to limit Ultimus’ liability for the BDC’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12- month period or the actual time period this Agreement has been in effect if less than twelve (12) months. This limitation shall apply regardless of the cause of action or legal theory asserted.
G.In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the BDC) for use in delivering Ultimus’ Services to the BDC and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.
9.3.Indemnification
A.Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance or willful misconduct, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.
B.Notwithstanding the foregoing provisions, the BDC shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 9.2.A.
C.Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.
D.The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.
9.4.The provisions of this Section 9 shall survive termination of this Agreement.
10.Force Majeure.
Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire,
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply.
11.Representations and Warranties
11.1.Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(A)It is a corporation, partnership, trust, limited liability company, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.
(B)For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws.
(C)It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.
(D)This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.
(E)Whenever, in the course of performing its duties under this Agreement, it determines that a violation of any applicable law has occurred, or that, to its knowledge, a possible violation of any applicable law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.
11.2.Representations of the BDC. The BDC represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(A)It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the BDC to reasonably cooperate with Ultimus and to provide it with such information, documents, and advice relating to the BDC as reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the BDC is unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

(B)The BDC’s Organizational Documents are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable laws.
(C)Any officer of the BDC shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the BDC (an “Authorized Person”) (unless such authority is limited in a writing from the BDC and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.
11.3.Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(A)It is duly registered as a transfer agent under Section 17A(c)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.
(B)It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement.
(C)All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.
12.Insurance
12.1.Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.
12.2.Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

13.Information Provided by the BDC
13.1.Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the BDC will furnish to Ultimus the following, if applicable:
(A)copies of the Organizational Documents and of any amendments thereto, certified by the proper official of the state in which such document has been filed;
(B)certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the BDC to execute and deliver this Agreement and authorization for specified officers of the BDC to instruct Ultimus thereunder;
(C)a list of all the officers of the BDC, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;
(D)an accurate, current list of shareholders of each existing BDC, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;
(E)copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the BDC;
(F)copies of the current underwriting agreement for the BDC, if applicable; and
(G)contact information for the BDC’s service providers, including, but not limited to, the BDC’s administrator, custodian, independent accountants, legal counsel, underwriter and chief compliance officer.
13.2.After the Agreement Effective Date. After the Agreement Effective Date, the BDC will furnish to Ultimus any amendments to the items listed in Section 13.1.
14.Compliance with Law
The BDC assumes full responsibility for the preparation, contents, and distribution of each private placement memorandum of the BDC and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the BDC, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.
15.Privacy and Confidentiality; Security Information Program
15.1.Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

(tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:
(A)any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;
(B)any information not contained in the public filings of the BDC concerning research activities and investments, portfolio composition, portfolio management techniques, plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;
(C)any unpublished financial information, including information concerning performance or valuations of portfolio companies, revenues, profits and profit margins, and costs or expenses; and
(D)Customer Information (as defined below).
Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately. Confidential Information shall not include any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.
15.2.Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the BDC. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).
15.3.Treatment of Confidential Information
(A)Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

(B)Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.
(C)Each party further agrees that:
(1)The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;
(2)Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information; and
(3)The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.
15.4.Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.
16.Non-Exclusivity
The services of Ultimus rendered to the BDC are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the BDC, or persons who are otherwise affiliated persons of the BDC to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.
17.Non-Solicitation
During the period this Agreement is in effect and for a period of twelve (12) months thereafter, no party shall, without the prior written consent of the affected party, hire, solicit, induce, directly or through a third party, whether as a full–time or part–time employee, or as a consultant or otherwise, any employee,
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

officer or consultant from the affected party. Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or any such affiliate from (A) making generalized searches for employees by use of general advertisements in the media (including trade media) or recruitment efforts by a recruitment agency that are not targeted specifically at employees of the affected party or (B) responding to any employee of the affected party who contacts the hiring party or any such affiliate regarding his or her own employment with the hiring party or such affiliate on his or her own initiative without any direct solicitation by the hiring party or such affiliate other than any generalized search or ordinary course practice referred to in clause (A) above.
18.Arbitration
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.
19.Notices
Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.
If to the BDC:
New Mountain Private Credit Fund
c/o New Mountain Capital
Attn: Michael McCarthy, Raleigh Peters, Arina Popova, Sara McNaughton and Eric Kane
New Mountain Capital 1633 Broadway,
48th Floor New York, NY 10019
mmcarthy@newmountaincapital.com;
rpeters@newmountainadvisor.com
ksteele@newmountaincapital.com;
apopova@newmountaincapital.com;
ekane@newmountaincapital.com
With a copy to:
Eversheds Sutherland (US) LLP
Attn: Payam Siadatpour
700 6th Street, NW Washington, D.C. 20001
Email: payamsiadatpour@eversheds-sutherland.com
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

If to Ultimus:
Ultimus Fund Solutions, LLC
Attn: General Counsel
4221 North 203rd Street, Suite 100
Elkhorn, NE 68022
Email: legal@ultimusfundsolutions.com
20.General Provisions
20.1.Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.
20.2.Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.
20.3.Amendments. The parties may only amend, modify or waive all or part of this Agreement by written amendment or waiver signed by both parties.
20.4.Assignments.
(A)Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.
(B)The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to a party because of reorganization, recapitalization, or change of domicile of such party.
(C)Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the BDC at least ninety (90) days’ prior written notice.
(D)This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.
20.5.Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York.
20.6.Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

20.7.Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.
20.8.Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.
Signatures are located on the next page.
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

The parties duly executed this Agreement as of August 19, 2024.
New Mountain Private Credit Fund

By:	/s/ Adam Weinstein
Name:	Adam Weinstein
Title:	Trustee and Executive Vice President
Ultimus Fund Solutions, LLC

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Chief Executive Officer
Ultimus BDC Transfer Agent Services Agreement
New Mountain Private Credit Fund

Transfer Agent Services Addendum
for
New Mountain Private Credit Fund
This Transfer Agent Services Addendum (this “Addendum”), dated August 5, 2024, is between New Mountain Private Credit Fund (the “BDC”) and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Transfer Agent Services Agreement dated August 5, 2024 (the “Agreement”).
1.    Transfer Agent Services. With respect to the Transfer Agent Services, Ultimus shall provide the following services:
•    NSCC Fund/SERV, DCCS, Networking and Profile interfaces and services (AIP if applicable)
•    Process purchase and redemption orders (including carrier omnibus purchase and redemption orders)
•    IRA purchases, transfers, withdrawals and roll-overs
•    Investor statements and trade confirmations for applicable accounts
•    Identity theft monitoring and prevention
•    Call center and shareholder correspondence
•    Receipt and sort of incoming mail
•    Creation of electronic images for all paper received
•    Transaction Processing
-    New Account Establishment
-    Account Maintenance
-    Purchases
-    Distributions
-    Redemptions
-    Transfers
•    Control
-    Input of daily prices and dividend rates
-    Processing of dividend and capital gain distributions
-    Reconciliation of daily bank accounts
-    Commission Processing and Reconciliation
-    Cash, Position and Share Reconciliation
•    Online access to transfer agency reports, assets and activity
•    Manage direct shareholder accounts, provide and maintain self-service options for shareholders
Ultimus Transfer Agent Services Addendum
New Mountain Private Credit Fund

•    Handle electronic servicing of investors, servicing of corporate actions and other intermediary services
•    Broker Servicing
•    Comprehensive review of AML, CIP, and infraction list account information
•    Timely and accurate reporting of shareholder 1099s (as applicable)
Signatures are located on the next page.
Ultimus Transfer Agent Services Addendum
New Mountain Private Credit Fund

The parties duly executed this Transfer Agent Services Addendum as of August 19, 2024.
New Mountain Private Credit Fund

By:	/s/ Adam Weinstein
Name:	Adam Weinstein
Title:	Trustee and Executive Vice President
Ultimus Fund Solutions, LLC

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Chief Executive Officer
Ultimus Transfer Agent Services Addendum
New Mountain Private Credit Fund

Transfer Agent Services Fee Letter
for
New Mountain Private Credit Fund
This Transfer Agent Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to New Mountain Private Credit Fund (the “BDC”) pursuant to that certain Transfer Agent Services Agreement, dated August 5, 2024, and the Transfer Agent Services Addendum dated August 5, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
1.Fees
1.1.For the Transfer Agent Services provided under the Transfer Agent Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the BDC or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the BDC as follows for services provided:

Base Annual Fee (includes first share class)	$75,750
First Year discounted annual base fee, where “First Year” shall mean the 12-month period commencing with the launch of the Trust which is projected to be January 2, 2025.	$45,750
Second Year discounted annual base fee, where “Second Year” shall mean the 12-month period commencing on the 1-year anniversary of the launch of the Trust which is projected to be January 2, 2025.	$60,750

One time implementation fee	$15,000

Additional Share Classes (2-4) (Waived for Year 1 and Year 2)	$2,500 per class
Additional Share Classes above 4	$7,500 per class

Plus
Annual Net Asset Value (“NAV”)-Based Fee
Up to $300 million in NAV	0.00 basis points
$300 million to $1 billion in NAV	1.33 basis points
$1billion to $2 billion in NAV	0.67 basis points
In excess of $2 billion in NAV	0.50 basis points

Annual fee per open shareholder account*	$21.00 per open account
Annual fee per open NSCC account (ML3 and ML0)*	$21.00 per open account
Annual fee per closed account	$3.00 per closed account
PowerAgent License Fee (annually)	$7,200 per user license
CUSIP Setup Fee	$3,000 per CUSIP

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 1 of 7

☐ uTRANSACT Fees (web portal) (check applicable fees)

☐ One-time implementation fee	$6,000
☐ Ongoing annual fee	$24,000 annual base fee
☐ Overall Activity Fee**	$0.50 per authentication

FP Only, View Only
☐ One-time implementation fee	$1,000
☐ Ongoing annual fee	$400 per month

☐ PLAID Fees (instant bank verification) (check applicable fees)

☐ One-time setup fee	$2,000
☐ Ongoing annual fee	$7,500

Web Configuration (e.g., campaign updates, marketing changes, etc.)	$200 per hour

AML Reporting Fee (billed prorated monthly)	$4,500 annually per fund group

☐ Regulatory Emailing Campaigns Fee (check if applicable)	$495 per campaign

Real Time Cash (check applicable fees)
☐ Monthly fee per CUSIP	$200 per month

☐ API Connectivity Fee (check applicable fees)
☐ Implementation fee	$200 per hour
☐ Ongoing maintenance fee (monthly)	$2,500 per month

Ad Hoc Services and Fees
Vision Feeds (check applicable fees)
☐ Initial Setup	$500
☐ Ongoing maintenance fee (monthly)	$150 per month

File Feeds (ex. Omni/SERV, Sales and Reporting, etc.)
Initial Setup	$500 per file
Ongoing maintenance fee (monthly)	$200 per month per file

☐ DTCC AIP Service Fees (check if applicable)	$750 per month

Capital Calls/Tender/Repurchase Processing	$1,250 per event
Event Processing (mergers, liquidations, name change, CUSIP change, etc.)	$250 per hour
Fund/BDC Liquidations	$1,500 per event

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Periodic Fee Jobs (Green Fee, Low Balance, etc.)	$250 per hour
Ad Hoc Report Requests***	$165 per report

Service and Transaction Fees
Call Fee	$8 per call handled by Transfer Agent
Manual Transaction Fee	$6.00 per manual transaction

Dealer Loss Reclaims	$200 per month

Shareholder Fees****
Annual IRA Custodial Fee	$25.00
Removal of excess contribution or Roth conversion/recharacterization	$25.00
Outbound Wire	$15.00
Returned ACH/Bounced Check	$25.00
IRA Withdrawal Fee (transfer or redemption)	$25.00
Overnight Delivery	$35.00
Statement Retrieval Fee	$25.00
*Open account fee to be charged through tax reporting season the year following account liquidation.
**An authentication is generally required at initial login for each unique device and when making updates to security options.
***Highly complex report development is subject to hourly programming fees.
****Fee may be passed through to shareholders of the BDC(s).
1.1.Special Reports/Programming Fees: All special reports analyses and/or programming requested by the BDC under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is $250.00 per hour and is subject to change.
1.2.MFPS I/MFPS II Fees
One-time Fees: $500 per no-load fund family; $1,000 per load fund family (MFPS II only)
Ongoing (Monthly) Fees:
MFPS I (only): $325 per month (paid to NSCC)

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 3 of 7

MFPS II (includes MFPS I):

No. of CUSIPS	Paid to Ultimus	Paid to NSCC*	Total
0-5	$75	$250	$325
6-10	$100	$250	$350
11-20	$200	$250	$450
21-25	$250	$250	$500
26-35	$350	$1,250	$1,600
36-50	$450	$1,250	$1,700
51+	$550	$1,250	$1,800
*Prices reflect current NSCC pricing and are subject to change.
The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.
1.3.☐ MARS Rule 22c-2 Compliance Management Fees (check if applicable)

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD
1.4.☐ SalesFocus Solutions/MARS Fees (check if applicable)
The Adviser will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

Average Trades Per Month	Additional Monthly Data Cleaning Fee In Addition To The Base Fee
TBD	TBD
1.5.The BDC, or the Adviser agree to pay all fees within thirty (30) days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the BDC’s, or the Adviser’s default or prevent Ultimus from exercising any other rights and remedies available to it.
All services listed above with a check box that are used by the BDC will be billed by Ultimus in accordance with the listed fees, even if not checked.
2.Reimbursable Expenses
In addition to the above fees, the BDC or the Adviser will reimburse Ultimus or pay directly certain expenses reasonably incurred on the BDC’s behalf, including, but not limited to, postage, confirmations, statement and confirmation development, printing, telephone lines, Internet access fees, bank service

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 4 of 7

charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, shareholder forms, VRU maintenance and development, BDC specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the BDC or the Adviser agrees to reimburse Ultimus for expenses reasonably incurred by Ultimus in the production and dissemination of trade confirmations and account statements.
3.Term
3.1.Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Agreement’s Initial Term (the “Initial Term”).
3.2.Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the BDC gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.
3.3.Termination. Ultimus or the Trust may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Upon termination of this Fee Letter, the BDC or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.
3.4.Early Termination. Any Early Termination under the Agreement with respect to transfer agency services shall subject the BDC or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.
3.5.Deconversion. Ultimus will cooperate with any reasonable request of the BDC to effect a prompt transition to a new service provider selected by the BDC. In consideration for which, Ultimus shall be entitled to collect from the BDC or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the BDC or its designees of the BDC’s property, records, instruments, and documents, and a fee for transfer agency deconversion services of not less than $20,000.
3.6.Liquidation. In the event the BDC is liquidated, Ultimus shall be entitled to collect from the BDC or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the BDC or its designees of the BDC’s property, records, instruments, and documents, and a reasonable fee for transfer agency liquidation services of not less than $1,500.

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 5 of 7

3.7.Restructuring. In the event the BDC undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the BDC or the Adviser a transfer agency restructuring fee of not less than $10,000, which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.
4.Fee Increases
On each anniversary date of the Agreement, Ultimus will increase the fees listed in Section 1.1 above by an amount not to exceed the greater or (i) the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 or (ii) 1.75%.
5.Amendment
The parties may only amend this Fee Letter by written amendment signed by all the parties.
Signatures are located on the next page.
1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 6 of 7

The parties duly executed this Transfer Agent Services Fee Letter dated August 19, 2024.
New Mountain Private Credit Fund

By:	/s/ Adam Weinstein
Name:	Adam Weinstein
Title:	Trustee and Executive Vice President
Ultimus Fund Solutions, LLC

By:	/s/ Gary Tenkman
Name:	Gary Tenkman
Title:	Chief Executive Officer
The undersigned Adviser hereby acknowledges and agrees to the terms of this Fee Letter.
New Mountain Finance Advisers BDC, L.L.C.

By:	/s/ Adam Weinstein
Name:	Adam Weinstein
Title:	Managing Director and Executive Vice President

Transfer Agent Services Fee Letter New Mountain Private Credit Fund	Page 7 of 7